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April 30, 2003





Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts  02116

Re: Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to the Metropolitan Series Fund, Inc. (the "Company") in connection with Post-Effective Amendment No. 35 to the Company's Registration Statement on Form N-1A (File Nos. 002-80751 and 811-03618, the "Registration Statement") relating to the registration of an indefinite number of shares (the "Shares") of capital stock, par value $.01 per share, of the Company's Alger Equity Growth Portfolio, State Street Research Bond Income Portfolio, State Street Research Money Market Portfolio, Davis Venture Value Portfolio, Harris Oakmark Focused Value Portfolio, Balanced Portfolio, Loomis Sayles Small Cap Portfolio, MFS Investors Trust Portfolio, MFS Research Managers Portfolio, MFS Total Return Portfolio, Salomon Brothers Strategic Bond Opportunities Portfolio, Salomon Brothers U.S. Government Portfolio, FI Structured Equity Portfolio, FI Mid Cap Opportunities Portfolio, Capital Guardian U.S. Equity Portfolio, Jennison Growth Portfolio, State Street Research Aggressive Growth Portfolio, State Street Research Investment Trust Portfolio, State Street Research Aurora Portfolio, State Street Research Diversified Portfolio, State Street Research Large Cap Value Portfolio, Putnam International Stock Portfolio, Putnam Large Cap Growth Portfolio, Harris Oakmark Large Cap Value Portfolio, Janus Mid Cap Portfolio, Neuberger Berman Partners Mid Cap Value Portfolio, Scudder Global Equity Portfolio, T. Rowe Price Large Cap Growth Portfolio, T. Rowe Price Small Cap Growth Portfolio, Franklin Templeton Small Cap Growth Portfolio, MetLife Stock Index Portfolio, MetLife Mid Cap Stock Index Portfolio, Morgan Stanley EAFE Index Portfolio, Russell 2000 Index Portfolio, Lehman Brothers Aggregate Bond Index Portfolio and Zenith Equity Portfolio (each, a "Portfolio") under the Securities Act of 1933, as amended.

We have examined the Company's Articles of Incorporation, as amended (collectively, the "Articles") and the Company's By-Laws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion. Additionally, we have assumed that, as of any date of determination, the number of issued Shares of each class and Portfolio will not exceed the number of such Shares authorized to be issued under the Articles.

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Metropolitan Series Fund, Inc.
Page 2

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares to be offered and sold pursuant to the Registration Statement have been duly authorized for issuance by the Company under the laws of the State of Maryland; and

2. Upon the issue and sale of any such authorized Shares and upon receipt by the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray

Ropes & Gray